Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Bar Harbor Bankshares of our report dated March 16, 2015 relating to the audit of the consolidated financial statements of Lake Sunapee Bank Group (formerly New Hampshire Thrift Bancshares, Inc.), included in the Annual Report on Form 10-K of Lake Sunapee Bank Group for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in the Prospectus included in this Registration Statement.

/s/ Shatswell, MacLeod & Company, P.C.

Shatswell, MacLeod & Company, P.C.

Peabody, Massachusetts

July 19, 2016